EXHIBIT NO. 99.11(b)




                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 33-1657 of MFS Series Trust X on our report dated September 11, 1998 appearing in the annual report to shareholders for the year ended July 31, 1998 of MFS Government Mortgage Fund, a series of MFS Series Trust X, and to the references to us under the headings "Condensed Financial Information" in the Prospectus, and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP



Boston, Massachusetts
November 23, 1998